SCHEDULE A
amended as of March 7, 2023
to the
ETF Master Services Agreement
between
Capitol Series Trust
and
Ultimus Fund Solutions, LLC
dated December 8, 2021

Fund Portfolio(s)

Clockwise Capital Innovation ETF
Fairlead Tactical Sector Fund
Hull Tactical US ETF

The parties duly executed this Schedule A dated March 7, 2023.

	Capitol Series Trust		Ultimus Fund Solutions, LLC

By:	/s/ Matthew M. Miller	By:	/s/ Gary Tenkman
Name:	Matthew J. Miller	Name:	Gary Tenkman
Title:	President	Title:	Chief Executive Officer

Fund Accounting Fee Letter

for

Hull Tactical US ETF

a series of

Capitol Series Trust

This Fund Accounting Fee Letter, dated March 7, 2023 (this “Fee Letter”) applies to the Services provided by Ultimus Fund Solutions, LLC (“Ultimus”) to Capitol Series Trust (the “Trust”) for Hull Tactical US ETF (referred to herein as a “Fund” or as the “Funds”) pursuant to that certain ETF Master Services Agreement dated, December 8, 2021, and the Fund Accounting Addendum dated, December 8, 2021 (the “Agreement”). Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.

1.	Fees

For the Fund Accounting Services provided under the Fund Accounting Addendum, Ultimus shall be entitled to receive a fee and reimbursable expenses from the Trust, or the Funds, or the Adviser (as hereinafter defined) on the first business day following the end of each month, or at such time(s) as Ultimus shall request and the parties hereto shall agree, which fee is included in the Fund Administration Fees, plus itemized fees as follows:

1.1.	Multi-Manager: For multi-manager funds, Ultimus charges a fee of $[REDACTED] per month per manager over one.

1.2.	Basket Servicing Fee: Each Fund shall pay an annual fee of $[REDACTED] for basket services in connection with PCF File creation and communication for ETF creation and redemption unit processing.

1.3.	Derivatives Risk Management Program Support Services; 18f-4/N-PORT Support Services: In consideration for Ultimus providing Derivatives Risk Management Program Support Services, the Trust will pay (or cause to be paid) Ultimus a quarterly fee of $[REDACTED] per Fund. In consideration for Ultimus providing the 18f-4/N-PORT Support Services, the Trust will pay (or cause to be paid) Ultimus a quarterly fee of $[REDACTED] per Fund.

1.4.	Price Quotes: The charges for securities/commodity price quotes are determined by Ultimus’ cost of obtaining such quotes and, therefore, are subject to change. Current charges (presented as per security/per day unless otherwise noted) are as follows:

Canadian and Domestic Equities	$0.0849
International Equity (Non Fair Value)	$0.4244
Corporate Bonds, MBS Bonds, MBS ARMs, and Money Markets	$0.6365
Government/Agency	$0.6153
Floating Rate MTN	$0.6578
Municipal Bonds	$0.7002
High Yield Corporate Bonds, High Yield Municipal Bonds	$0.8699
International Bond	$1.1458
ABS, ABS Home Equity, CMO Non-Agency Whole Loan ARMs, CMOs, and CMO Other ARMs	$1.1564
CMBS	$1.5065
CDO & CLO	$3.9784
Options/Futures (Listed)	$0.1000
Leverage Loans/Bank loans [monthly]	$16.0000
Exchange Rates - Spot and Forwards	$0.6968
International Equity (Fair Value)	$0.7426
CDS & CDX Swaps [monthly]	$62.5000
Capitol Series Trust – HTAA, LLC
Fund Accounting Fee Letter
March 7, 2023	Page 1 of 4

Other Securities/Complex, Hard-to-Value	Market
Manual Pricing Inputs/Adviser Provided (other than odd lot pricing)	$[REDACTED] per month up to 10 manual inputs
Odd Lot Pricing Fee	$[REDACTED]/Fund per month plus $[REDACTED]/odd lot security per month
Controlled Foreign Corporation (CFC)	$[REDACTED] per month per CFC

1.5.	Special Reports/Programming Fees: All special reports analyses and/or programming requested by a Fund or the Trust under this Agreement shall be subject to an additional programming charge. The current rate as of the date of this Agreement is $[REDACTED] per hour and is subject to change.

1.6.	The fees are computed daily and payable monthly, along with any reimbursable expenses. The Trust, the Funds, or the Adviser agrees to pay all fees within 30 days of receipt of each invoice. Ultimus retains the right to charge interest of 1.5% on any amounts that remain unpaid beyond such 30-day period. Acceptance of such late charge shall in no event constitute a waiver by Ultimus of the Trust’s, the Funds’, or the Adviser’s default or prevent Ultimus from exercising any other rights and remedies available to it.

2.	Monthly Per Trade and T+0 Processing Fees

The fees, as described above, allow each Fund to execute up to 1,000 portfolio trades (i.e., purchases and sales) per month without additional fees. For portfolio trades in excess of this amount, Ultimus will charge the respective Fund $5.00 for each such portfolio trade. Trades are recorded on the day after trade date (“T+1”). For trade date (“T+0”) accounting each Fund will pay an additional $500.00 per month. To the extent trade data files are not provided to Ultimus in an acceptable electronic format (as determined by Ultimus), the relevant Fund will be accessed a monthly fee of $500.00.

3.	Term

3.1.	Initial Term. This Fee Letter shall continue in effect until the expiration of the ETF Master Services Agreement’s Initial Term (the “Initial Term”).

3.2.	Renewal Terms. Immediately following the Initial Term, this Fee Letter shall automatically renew for successive two-year periods (each a “Renewal Term”) unless Ultimus, the Trust, or the Adviser gives written notice of termination at least 150 days prior to the end of the Initial Term or the then-current Renewal Term.

3.3.	Termination. Ultimus or the Trust may terminate the Agreement entirely or on behalf of a Fund as set forth in the Agreement. Any such termination shall be treated as a termination of this Fee
Capitol Series Trust – HTAA, LLC
Fund Accounting Fee Letter
March 7, 2023	Page 2 of 4

Letter with respect to each Fund as to which the termination applies, in which case the Adviser shall be responsible for payment of any amounts required to be paid by the Adviser under the Agreement, including, without limitation, any applicable Early Termination Fee, any reimbursements for cash disbursements made by Ultimus and any fee for post-termination de-conversion or liquidation services.

3.4.	Early Termination. Any Early Termination under the Agreement with respect to a Fund shall subject the Adviser to paying an “Early Termination Fee” equal to the fee amounts due to Ultimus through the end of the then-current term as calculated in this Fee Letter, including the repayment of any negotiated discounts provided by Ultimus during the then-current term.

3.5.	Liquidation. Upon termination of the Agreement with respect to a Fund due to the liquidation of the Trust or a Fund, Ultimus shall be entitled to collect from the Trust or the Adviser all of Ultimus’ cash disbursements reasonably made for services in connection with Ultimus’ activities in effecting such termination, including, without limitation, the delivery to the Trust or its designees of the Trust’s property, records, instruments, and documents, and a reasonable fee for post-termination liquidation services of not less than $[REDACTED] per Fund.

4.	Reimbursable Expenses

In addition to the above fees, the Fund or the Adviser will reimburse Ultimus or pay directly certain expenses incurred on the Fund’s behalf, including, but not limited to, the cost of obtaining secondary security market quotes and other securities data utilized by the Fund, performance reporting (including after-tax performance reporting), and third party expenses incurred by Ultimus in providing the Derivatives Risk Management Program Support Services or the 18f-4/N-PORT Support Services (as applicable), including, without limitation, the Fund’s proportionate share of any fees paid by Ultimus to any Derivatives Expert as part of Ultimus’ providing the Derivatives Risk Management Program Support Services. The Fund will be responsible for the Fund’s normal operating expenses, including, but not limited to, federal and state filing fees, EDGARizing fees, insurance premiums, typesetting and printing of the Fund’s public documents, and fees and expenses of the Fund’s other vendors and providers that provide services to the Fund.

5.	Fee Increases

On each anniversary date of the Agreement, Ultimus will increase the fees listed in Section 1.3 above by an amount not to exceed the average annual change for the prior calendar year in the Consumer Price Index for All Urban Consumers - All Items (seasonally adjusted)1 plus 1.5%.

6.	Amendment

The parties may only amend this Fee Letter by written amendment signed by all the parties.

Signatures are located on the next page.

[1]	Using 1982-84=100 as a base, unless otherwise noted in reports by the Bureau of Labor Statistics.
Capitol Series Trust – HTAA, LLC
Fund Accounting Fee Letter
March 7, 2023	Page 3 of 4

The parties duly executed this Fund Accounting Fee Letter dated March 7, 2023.

	Capitol Series Trust on its own behalf and on behalf of Hull Tactical US ETF		Ultimus Fund Solutions, LLC

By:	/s/ Matthew J. Miller	By:	/s/ Gary Tenkman
Name:	Matthew J. Miller	Name:	Gary Tenkman
Title:	President	Title:	Chief Executive Officer

The undersigned investment adviser (the “Adviser”) hereby acknowledges and agrees to the terms of the Agreement.

HTAA, LLC

By:	/s/ Petra Bakosova
Name:	Petra Bakosova
Title:	CEO
Capitol Series Trust – HTAA, LLC
Fund Accounting Fee Letter
March 7, 2023	Page 4 of 4

Fund Administration Fee Letter

for

Hull Tactical US ETF

a series of

Capitol Series Trust

This Fund Administration Fee Letter, dated March 7, 2023 (this “Fee Letter”) applies to the Services provided by Ultimus Fund Solutions, LLC (“Ultimus”) to Capitol Series Trust (the “Trust”) for the Hull Tactical US ETF (referred to herein as a “Fund” or the “Funds”) pursuant to that certain ETF Master Services Agreement dated, December 8, 2021, and the Fund Administration Addendum dated, December 8, 2021 (the “Agreement”). Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.

1.	Fees

1.1.	For the Fund Administration Services provided under the Fund Administration Addendum, Ultimus shall be entitled to receive a fee and reimbursable expenses from the Trust, or the Funds, or the Adviser (as hereinafter defined) on the first business day following the end of each month, or at such time(s) as Ultimus shall request and the parties hereto shall agree, computed with respect to the Funds as follows:

Average Daily Net Assets	Administration Fee
Up to $250 million	[REDACTED]%
$250 million to $500 million	[REDACTED]%
In excess of $500 million	[REDACTED]%

The fee will be calculated based on the aggregate net assets of the Funds and distributed to the Funds on a pro rata basis or other Board approved methodology.

The fee will be subject to an annual minimum of $[REDACTED] with respect to each Fund.

1.2	Reporting Modernization fee: Each Fund shall pay a monthly reporting modernization fee for third-party data and technology and personnel costs associated with N-PORT and N-CEN filings. Current annual charges are as follows, but are subject to change from time-to-time upon written notice from Ultimus:

3rd Party Data Sourcing including data only	ICE [InterContinental Exchange, fka “IDC”]	$2,000-3,000**
or
3rd Party Data Sourcing w/Liquidity Classifications	ICE [InterContinental Exchange, fka “IDC”]	$3,000-4,000**
and
N-PORT and N-CEN Reporting Engine and Service Component	Confluence Reporting w/ Ultimus - Equity Funds	$7,500-8,500***
N-PORT and N-CEN Reporting Engine and Service Component	Confluence Reporting w/ Ultimus - Fixed Income/Other non-Equity Funds	$8,500-$10,000***

** The range is dependent on portfolio holdings. Any data not received from ICE or requiring manual intervention will be subject to additional charges.
*** The range is dependent on the requirement that a Fund determine a Highly Liquid Investment Minimum pursuant to SEC Rule 22e-4 and the ongoing support required. For purposes hereof, “Equity Funds” shall mean funds with greater than 80% of its holdings in equity securities, ETFs and Mutual Funds.
Capitol Series Trust – HTAA, LLC
Fund Administration Fee Letter
March 7, 2023	Page 1 of 5

1.3.	Tax Provisioning/ASC 740 Compliance fee. The Fund shall pay Ultimus $[REDACTED] per calendar quarter for tax provisioning services and ASC 740 Compliance.

- Additional fees relating to tax provisioning or tax compliance may arise relative to certain strategies or approaches taken by the adviser with respect to portfolio management. The following are examples of fees that may be charged:

- Schedule K-1 fee – for Funds with investments requiring additional processing, including, without limitation, Funds with more than 10 Schedule K-1s or tiered partnerships or private partnerships whereby additional Schedule K-1s are received, each additional K-1 over 10 will be charged at $100 per K-1 received. For tiered partnerships and private partnerships, each K-1 over 10 will be charged a fee of $250 per partnership K-1 received.

- Fee for separate tax year from fiscal year – in cases where a Fund elects or is otherwise required to have a tax reporting year-end that is different from its fiscal year-end, an additional $2,000 per year may be charged.

- Wholly-owned subsidiary fee – in cases where a Fund elects or is otherwise required to have a wholly-owned subsidiary [for example: controlled foreign corporation/Cayman subsidiary], an additional fee of $1,000 per year may be charged.

- Trust Preferred Securities [“TRUPS”] fee – in cases where a Fund holds TRUPS and transactions in total are more than 500 tax lots, an additional fee of $1,000 per year may be charged. If between 501-2,500 tax lots, an additional fee of $2,000 per year may be charged. Transactions over 2,500 tax lots may be charged an additional fee of $5,000 per year.

- QCCO and Tax Straddle fee – in cases where a Fund wittingly or unwittingly engages in QCCO or tax straddle transactions, an additional fee of $2,000 per year may be charged. Note: for Funds with significant volume in such transactions an outsourced solution may be preferable and there will be no fee paid to Ultimus, but rather an expense will be incurred for an unaffiliated servicer.

- Equalization service fee – in cases where a Fund elects to utilize a tax equalization strategy, an additional fee of $500-$1,000 per year may be charged.

- Distribution estimates fee – in cases where an advisor requests more than 2 estimates in a distribution period [“period” defined as year-end for excise or fiscal purposes], an additional fee of $250-$500 per estimate over 2 may be charged.

- Tax diversification testing fee – in cases where a Fund invests in certain investments such as Funds of Funds structures whereby private Funds are held and the look through and aggregation of underlying holdings needs to be completed manually to complete post-trade compliance testing, an additional fee of $500 per month may be charged [for up to 10 underlying Fund look-throughs].

1.4.	Special Reports/Programming Fees: All special reports analyses and/or programming requested by a Fund or the Trust under this Agreement shall be subject to an additional programming charge. The current rate as of the date of this Agreement is $[REDACTED] per hour and is subject to change.

1.5.	The fees are computed daily and payable monthly, along with any reimbursable expenses. The Trust, the Funds, or the Adviser agrees to pay all fees within 30 days of receipt of each invoice. Ultimus retains the right to charge interest of 1.5% on any amounts that remain unpaid beyond such 30-day period. Acceptance of such late charge shall in no event constitute a waiver by
Capitol Series Trust – HTAA, LLC
Fund Administration Fee Letter
March 7, 2023	Page 2 of 5

Ultimus of the Trust’s, the Funds’, or the Adviser’s default or prevent Ultimus from exercising any other rights and remedies available to it.

2.	Reimbursable Expenses

In addition to the above fees, the Trust, the Funds, or the Adviser will reimburse Ultimus for certain reimbursable expenses incurred on each Fund’s behalf, including, but not limited to, travel expenses to attend Board meetings and any other expenses approved by the Trust or the Adviser. The Trust and each Fund will be responsible for the Fund’s normal operating expenses, such as federal and state filing fees, EDGARizing fees, insurance premiums, typesetting and printing of the Fund’s public documents, and fees and expenses of the Trust’s other vendors and providers that provide services to the Fund.

3.	Online Web Services

ETF Fund Data Web Package

$[REDACTED] initial set up charge

$[REDACTED] annual maintenance (invoiced annually in advance)

4.	Term

4.1	Initial Term. This Fee Letter shall continue in effect until the expiration of the ETF Master Services Agreement’s Initial Term (the “Initial Term”).

4.2	Renewal Terms. Immediately following the Initial Term, this Fee Letter shall automatically renew for successive two-year periods (each a “Renewal Term”) unless Ultimus, the Trust, or the Adviser gives written notice of termination at least 150 days prior to the end of the Initial Term or the then-current Renewal Term.

4.3	Termination. Ultimus or the Trust may terminate the Agreement entirely or on behalf of a Fund as set forth in the Agreement. Any such termination shall be treated as a termination of this Fee Letter with respect to each Fund as to which the termination applies, in which case the Adviser shall be responsible for payment of any amounts required to be paid by the Adviser under the Agreement, including, without limitation, any applicable Early Termination Fee, any reimbursements for cash disbursements made by Ultimus and any fee for post-termination de-conversion or liquidation services.

4.4	Early Termination. Any Early Termination under the Agreement with respect to a Fund shall subject the Adviser to paying an “Early Termination Fee” equal to the fee amounts due to Ultimus through the end of the then-current term as calculated in this Fee Letter, including the repayment of any negotiated discounts provided by Ultimus during the then-current term.

4.5	Liquidation. Upon termination of the Agreement with respect to a Fund due to the liquidation of the Trust or a Fund, Ultimus shall be entitled to collect from the Trust or the Adviser all of Ultimus’ cash disbursements reasonably made for services in connection with Ultimus’ activities in effecting such termination, including, without limitation, the delivery to the Trust or its designees of the Trust’s property, records, instruments, and documents, and a reasonable fee for post-termination liquidation services of not less than $[REDACTED] per Fund.
Capitol Series Trust – HTAA, LLC
Fund Administration Fee Letter
March 7, 2023	Page 3 of 5

5.	Fee Increases

On each anniversary date of the Agreement, Ultimus will increase the annual minimum fees listed in Section 1.1 above by an amount not to exceed the average annual change for the prior calendar year in the Consumer Price Index for All Urban Consumers - All Items (seasonally adjusted)2 plus 1.5%.

6.	Amendment

The parties may only amend this Fee Letter by written amendment signed by all the parties.

Signatures are located on the next page.

[2]	Using 1982-84=100 as a base, unless otherwise noted in reports by the Bureau of Labor Statistics.
Capitol Series Trust – HTAA, LLC
Fund Administration Fee Letter
March 7, 2023	Page 4 of 5

The parties duly executed this Fund Administration Fee Letter dated March 7, 2023.

	Capitol Series Trust on its own behalf and on behalf of Hull Tactical US ETF		Ultimus Fund Solutions, LLC

By:	/s/ Matthew J. Miller	By:	/s/ Gary Tenkman
Name:	Matthew J. Miller	Name:	Gary Tenkman
Title:	President	Title:	Chief Executive Officer

The undersigned investment adviser (the “Adviser”) hereby acknowledges and agrees to the terms of the Agreement.

HTAA, LLC

By:	/s/ Petra Bakosova
Name:	Petra Bakosova
Title:	CEO
Capitol Series Trust – HTAA, LLC
Fund Administration Fee Letter
March 7, 2023	Page 5 of 5